EXHIBIT 3.1b

CERTIFICATE OF AMENDMENT

TO THE SIXTH RESTATED CERTIFICATE OF INCORPORATION

OF

COMPLETE GENOMICS, INC.

Complete Genomics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

A. The name of this corporation is Complete Genomics, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 14, 2005.

B. This amendment to the Sixth Restated Certificate of Incorporation of the corporation herein certified was duly adopted by this corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and this corporation’s stockholders by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. Article FOURTH, Section A of the Sixth Restated Certificate of Incorporation of the corporation shall be amended and restated in its entirety as follows:

The aggregate number of shares that the Company shall have authority to issue is Twenty-Six Million Five Hundred Eighty-Two Thousand One Hundred Forty Seven (26,582,147), divided into Seventeen Million Two Hundred Ninety-Three Thousand Nine Hundred Twenty Five (17,293,925) shares of Common Stock, each with the par value of $0.001 per share, and Nine Million Two Hundred Eighty-Eight Thousand Two Hundred Twenty Two (9,288,222) shares of Preferred Stock, each with the par value of $0.001 per share. The Preferred Stock may be issued in one or more series, of which one such series shall be denominated the “Series A Preferred,” one such series shall be denominated the “Series B Preferred,” one such series shall be denominated the “Series C Preferred,” and one such series shall be denominated the “Series D Preferred” (collectively, the “Preferred Stock”). The Series A Preferred shall consist of One Hundred Thirty-Eight Thousand Six Hundred Fifty-Eight (138,658) shares. The Series B Preferred shall consist of Two Hundred Five Thousand Seven Hundred Fifty Eight (205,758) shares. The Series C Preferred shall consist of One Hundred Sixty-Seven Thousand Three Hundred Fifty-Seven (167,357) shares. The Series D Preferred shall consist of Eight Million Seven Hundred Seventy-six Thousand Four Hundred Forty Nine (8,776,449) shares.

D. The first sentence of Article FOURTH, Section B.3.(c)(i) of the Sixth Restated Certificate of Incorporation of the corporation shall be amended and restated in its entirety as follows:

(i) If, at any time following the date this Sixth Restated Certificate of Incorporation is filed, (A) there occurs an issuance of Preferred Stock of the Company, or securities convertible into Preferred Stock of the Company, in connection with which a holder of shares of Preferred Stock is entitled to exercise a right of first refusal pursuant to Section 2 of that certain Third Amended and Restated Investor Rights Agreement (the “IRA”), dated as of August 12, 2009 among the Company and the Investors (as defined therein), as amended from time to time (the “Right of First Refusal”) at a price per share (or in the case of securities convertible into Preferred Stock, which convert at a price per share) which is less than $159.30 (as adjusted for stock splits, combinations, reorganizations and the like) with aggregate proceeds of at least $2,000,000 from institutional or other professional investors (a “Dilutive Equity Financing”) and (B) the Company has complied with its obligations in connection with such Right of First Refusal or such obligations have been waived as provided for in the IRA, then all of the shares of Preferred Stock held by a holder who (together with such holder’s affiliates) does not, by exercise of such holder’s Right of First Refusal, acquire at least its Pro Rata Portion (as defined in the IRA) of the securities sold in such Dilutive Equity Financing (a “Non-Participating Holder”) shall be automatically and without further action on the part of such holder be converted into Common Stock (such conversion, a “Mandatory Conversion”) at the applicable Conversion Price, effective immediately prior to the consummation of the Dilutive Equity Financing (the “Offering Date”).”

(Signature Page Follows)

IN WITNESS WHEREOF, Complete Genomics, Inc. has caused this Certificate of Amendment to the Sixth Restated Certificate of Incorporation to be signed by its duly authorized officer on this 12th day of April, 2010.

COMPLETE GENOMICS, INC.

By:	/s/ Clifford A. Reid
Clifford A. Reid,
President and Chief Executive Officer

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